Exhibit 10(i)

Oncor Electric Delivery Company LLC

Non-Employee Director Compensation

The independent directors (the “Directors”) of Oncor Electric Delivery Company LLC (the “Company”) receive an annual cash amount of $150,000 paid in quarterly installments. The Directors receive no other compensation from the Company, though they are reimbursed for expenses incurred in connection with their service.